Exhibit 99

BriteSmile Agrees to Sell Its Spa Centers Business

 WALNUT CREEK, Calif., Jan. 16 /PRNewswire-FirstCall/ -- BriteSmile, Inc. (Nasdaq: BSML, the “Company”), a leading international provider of state-of-the-art teeth whitening systems, today announced that it has entered into a purchase agreement with Dental Spas, LLC, an Iowa limited liability company, in which Dental Spas has agreed to purchase that part of the Company’s business consisting of operating dedicated centers to offer teeth whitening procedures and products -- its Spa Centers Business. Through the Spa Centers Business, teeth whitening procedures are performed using the Company’s whitening technology in 17 Centers throughout the United States. In addition, the sale will include the Company’s business of selling teeth whitening products, including its BriteSmile-to-Go whitening pen, toothpaste, and mouthwash products, directly and through third party retail channels.

Dental Spas has agreed to pay approximately $20,000,000 for the Spa Centers Business and will assume certain continuing obligations of the Company relating to the Spa Centers Business. The Company presently intends to use the sale proceeds to reduce debt, to support working capital requirements, and to continue to prosecute legal claims related to enforcement of certain proprietary teeth whitening rights.

The Company previously disclosed an agreement to sell its Associated Center Business to Discus Dental, Inc. Through its Associated Center Business, teeth whitening procedures are performed by independent dentists using the Company’s whitening technology in more than 5,000 dental offices located in the United States and in more than 75 countries worldwide. As part of that sale, the Company will be selling to Discus substantially all of the Company’s intellectual property, consisting of patents, patent applications, trademarks and copyrights. In connection with the sale, Discus will grant an exclusive license to the Spa Centers Business of the intellectual property used to operate the Spa Centers Business.

The closing of the sale of the Spa Centers Business to Dental Spas is targeted for February 2006 and is conditioned on, among other things, effectiveness of approval of the transactions by the Company’s shareholders. Shareholders who control a majority of the voting power of the Company necessary to approve the sale have already signed resolutions approving the transaction, to be effective 20 days after the Company mails to all of its shareholders an Information Statement describing the transaction in detail.

BriteSmile has developed and markets the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek, San Francisco and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; McLean, VA; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL; and, Phoenix, AZ. In addition to BriteSmile Centers, the Company has established more than 5,000 Associated Centers. Of the BriteSmile Associated Centers, more than 2,000 are located outside of the United States, in more than 75 countries. For more information about BriteSmile’s procedure, call 1-800-BRITESMILE or visit the Company’s Website at www.britesmile.com.

This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company’s most recent reports on Forms 10-K and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward-looking statements.

SOURCE  BriteSmile, Inc.
          -0-                                                  01/16/2006
          /CONTACT:  investors, Kenneth A. Czaja, CFO, +1-925-941-6260, or media, Chris Edwards, +1-925-279-2926, both of BriteSmile, Inc./
          /Web site:  http://www.britesmile.com /